UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2013

RESOLUTE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1675 Broadway, Suite 1950 Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-534-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Consummation of Asset Disposition Transaction

On July 15, 2013, Resolute Northern Rockies, LLC, a Delaware limited liability company (“Seller”), a wholly-owned subsidiary of Resolute Energy Corporation, a Delaware corporation (“Resolute” or the “Company”), consummated the previously announced asset disposition transaction relating to the portion of the Company’s Bakken properties located in Williams County, North Dakota (the “New Home Properties”). The assets were sold to HRC Energy, LLC, a Colorado limited liability company (“Buyer”), a wholly-owned subsidiary of Halcon Resources Corporation, a Delaware corporation (“Halcon”). The sales price for the New Home Properties was $75 million, subject to customary purchase price adjustments. The transaction has an effective date as of March 1, 2013.

The New Home Properties had production, net to Resolute’s interest, of approximately 900 barrels of oil equivalent per day in the first quarter of 2013. The Company expects to use the proceeds of the sale to reduce debt under its revolving credit facility. As a result of the disposition of the New Home Properties, the borrowing base under the Company’s revolving credit facility has been reduced by $30 million, to $415 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2013

RESOLUTE ENERGY CORPORATION

By:	/s/ James M. Piccone
James M. Piccone
President